Exhibit 8.1

November 6, 2013

Board of Trustees
Power REIT
301 Winding Road
Old Bethpage, NY  11804


Ladies and Gentlemen:

       We have acted as special tax counsel to Power REIT, a Maryland real estate investment trust (the "Company"), in connection with the offering of Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, with liquidation preference value of $25.00 per share, (the "Series A Shares") of the Company, not to exceed 150,000 shares, pursuant to a preliminary prospectus supplement dated November 6, 2013 (the "Prospectus Supplement"), which supplements a prospectus dated May 10, 2012 (the "2012 Prospectus") included in the Company's Registration Statement on Form S-3 (Reg. No. 333-180693) (the "Registration Statement"). You have requested our opinion as to the accuracy of the discussions contained under the section entitled "Additional Material United States Federal Income Tax Considerations" in the Prospectus Supplement and the section entitled "Material United States Federal Income Tax Considerations" in the 2012 Prospectus.

       In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively referred to as the "Federal Income Tax Laws"). It should be noted that the Federal Income Tax Laws are subject to changes, which may be retroactive. Any changes may materially modify our conclusions herein. We assume no responsibility to either advise you of any changes in the Federal Income Tax Laws or to update this opinion letter from time to time. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Moreover, there can be no assurance that the Internal Revenue Service (the "IRS") or a court will accept our conclusions contained in this opinion. Although we believe that our conclusions as stated below will be sustained if challenged, our opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain a contrary position asserted by the IRS.

       For purposes of this opinion letter, we reviewed (1) Amendment No. 1 to the Registration Statement dated May 10, 2012, (2) the 2012 Prospectus, and (3) the Prospectus Supplement. We have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the 2012 Prospectus and the Prospectus Supplement. We consequently have relied upon representations and information presented in such documents.

       Based upon, subject to and limited by the foregoing, it is our opinion that the discussion set forth in the Prospectus Supplement under the section entitled "Additional Material United States Federal Income Tax Considerations" and the discussion set forth in the 2012 Prospectus under the section entitled "Material United States Federal Income Tax Considerations" represents our opinion as to the matters discussed therein as of the date of this opinion.

       This opinion letter has been prepared solely for your use in connection with the filing of the Prospectus Supplement and speaks as of the date hereof. We assume no responsibility to advise you of any changes in the facts as stated or assumed herein, or any subsequent changes in applicable law.

       We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to this firm under the caption "Legal Matters" in the Prospectus Supplement and the 2012 Prospectus. In giving such consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


Very truly yours,



/s/ Leech Tishman Fuscaldo & Lampl, LLC